Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Health Management Associates, Inc. dated April 3, 2006 and to the incorporation by reference therein of our reports dated December 27, 2005, with respect to the consolidated financial statements and schedule of Health Management Associates, Inc., Health Management Associates, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Health Management Associates, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

March 31, 2006